Exhibit 4.1 (c)

                             COMPENSATION AGREEMENT

     This Compensation Agreement is dated as of March 4, 2002 among iBiz Technology, Inc., a Nevada corporation (the "Company") and Noelle Tutunjian ("Consultant").

     WHEREAS, the Consultant has provided and will continue to provide edgar services for the Company; and

     WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. The Company will issue Seven Hundred and Fifty Thousand shares of the Company's common stock, $.001 par value per share, to such members or employees of the Consultant as the Consultant shall designate.

2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

     IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            iBIZ TECHNOLOGY CORP

                                            Kenneth W. Schilling
                                            President



                                            Noelle Tutunjian